EQT REPORTS THIRD QUARTER 2021 RESULTS AND FIRM TRANSPORTATION OPTIMIZATION

PITTSBURGH, October 27, 2021 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the third quarter 2021.

Third Quarter and Other Highlights:

•Sales volumes of 495 Bcfe, at high end of guidance
•Total per unit operating costs of $1.25/Mcfe, in-line with guidance
•Capital expenditures of $297 MM, in-line with guidance
•Net cash provided by operating activities of $48 MM; free cash flow(1) of $99 MM
•Increased full year 2021 free cash flow guidance by approximately $200 MM
•Successfully executed sell-down of 525,000 Dth per day of MVP capacity
•Secured 205,000 Dth per day of premium Rockies Express Pipeline capacity
•Executed 10-year water service agreement with ETRN covering SWPA operations

President and CEO Toby Rice stated, “Now more than ever we are witnessing how important the role of natural gas is in the world’s energy ecosystem. Within the last decade our industry, and specifically Appalachia, has leveraged technology and innovation to provide Americans with a low-cost, low-emissions, and reliable energy source. With increased pipeline and LNG export capacity, we are capable of delivering that same energy source on the world stage.”

Rice continued, “We have spent the last two years positioning this company to maximize value creation by lowering our costs and improving price realizations. Today’s announcement of our firm-transportation optimization through the sell-down of Mountain Valley Pipeline capacity and the addition of premium capacity to the Midwest is a continuation of these efforts. Improving our outlook further, in the last three months we have seen a structural shift in the natural gas macro-environment, pointing to a sustainable uplift in the forward curve and positioning EQT for robust long-term free cash flow generation from our deep inventory of high return drilling locations. We are excited by the trajectory of our business and the value being created for our shareholders.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Third Quarter 2021 Financial and Operational Performance

	Three Months Ended September 30,
($ millions, except average realized price and EPS)	2021	2020	Change
Total sales volume (Bcfe)	495	366	129
Average realized price ($/Mcfe)	$2.33	$2.33	$—
Net loss attributable to EQT Corporation	$(1,980)	$(601)	$(1,379)
Adjusted net income (loss) attributable to EQT (a)	$43	$(38)	$81
Adjusted EBITDA (a)	$565	$334	$231
Diluted loss per share	$(5.55)	$(2.35)	$(3.20)
Adjusted earnings (loss) per share (EPS) (a)	$0.12	$(0.15)	$0.27
Net cash provided by operating activities	$48	$184	$(136)
Capital expenditures	$297	$248	$49
Free cash flow (a)	$99	$47	$52

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss attributable to EQT Corporation for the three months ended September 30, 2021 was $1,980 million, $5.55 per diluted share, compared to net loss attributable to EQT Corporation for the same period in 2020 of $601 million, $2.35 per diluted share. The change was attributable primarily to the loss on derivatives not designated as hedges, increased depreciation and depletion, increased transportation and processing expense and increased other operating expenses, partly offset by increased sales of natural gas, natural gas liquids (NGLs) and oil, higher income tax benefit and higher income from investments.

Sales of natural gas, NGLs and oil were $1,784 million for the three months ended September 30, 2021, an increase of $1,185 million compared to the same period in 2020 due to higher sales volume of 129 Bcfe. Average realized price for the three months ended September 30, 2021 compared to the same period in 2020 remained consistent at $2.33 due to higher New York Mercantile Exchange (NYMEX) prices and higher liquids prices, offset by lower cash settled derivatives and unfavorable differential.

For the three months ended September 30, 2021, the Company recognized a loss of $3.3 billion on derivatives not designated as hedges related primarily to decreases in the fair market value of the Company's NYMEX swaps and options due to increases in forward prices which drove negative total operating revenues.

Sales volume increased primarily as a result of sales volume increases of 74 Bcfe from the assets acquired in the Alta Acquisition (defined below), sales volume increases of 34 Bcfe from the assets acquired in the Chevron Acquisition (defined below) and prior period sales volume decreases of 15 Bcfe from the 2020 Strategic Production Curtailments (defined below).

The Alta Acquisition refers to the Company's acquisition of upstream and midstream assets from Alta Resources Development, LLC, which closed in the third quarter of 2021. The Chevron Acquisition refers to the Company's acquisition of upstream assets from Chevron U.S.A. Inc., which closed in the fourth quarter of 2020. The 2020 Strategic Production Curtailments refers to the Company's strategic decisions to temporarily curtail 2020 production. In May 2020, the Company temporarily curtailed approximately 1.4 Bcf per day of gross production, equivalent to approximately 1.0 Bcf per day of net production. In July 2020, the Company began a moderated approach to bring back on-line the curtailed production. In September 2020, the Company curtailed approximately 0.6 Bcf per day of gross production, equivalent to approximately 0.4 Bcf per day of net production. In October 2020, the Company began a phased approach to bring back on-line the curtailed production, which was completed in November 2020.

Net cash provided by operating activities decreased by $136 million compared to the same quarter last year due primarily to increased collateral and margin deposits associated with the Company's over the counter (OTC) derivative instrument contracts and exchange traded natural gas contracts. Free cash flow(1) increased by $52 million compared to the same quarter last year due primarily to increased revenues from higher sales volume, partly offset by the $57 million purchase of calls and swaptions in the third quarter of 2021 to reposition the Company's 2021 and 2022 hedge portfolio to enable incremental upside participation in rising natural gas prices and to further mitigate potential incremental margin posting requirements.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
Per Unit ($/Mcfe)	2021	2020	2021	2020
Gathering	$0.64	$0.75	$0.66	$0.72
Transmission	0.26	0.33	0.29	0.35
Processing	0.10	0.09	0.10	0.09
Lease operating expense (LOE), excluding production taxes	0.06	0.08	0.06	0.08
Production taxes	0.05	0.03	0.05	0.03
Exploration	0.04	0.01	0.02	—
SG&A (a)	0.10	0.14	0.11	0.12
Total per unit operating costs	$1.25	$1.43	$1.29	$1.39

Production depletion	$0.88	$0.92	$0.89	$0.92
Adjusted interest expense (b)	$0.15	$0.17	$0.16	$0.17

(a) For both the three months ended September 30, 2021 and 2020, non-cash long-term incentive compensation costs of $7 million were included in SG&A. For the nine months ended September 30, 2021 and 2020, non-cash long-term incentive compensation costs of $21 million and $15 million, respectively, were included in SG&A.

(b) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Gathering expense decreased on a per Mcfe basis for the three months ended September 30, 2021 compared to the same period in 2020 due primarily to a lower gathering rate structure on the assets acquired in the Alta Acquisition and Chevron Acquisition. Transmission expense decreased on a per Mcfe basis for the three months ended September 30, 2021 compared to the same period in 2020 due primarily to increased sales volume, some of which, particularly sales volume from assets acquired in the Alta Acquisition and Chevron Acquisition, has lower transmission expense on a per Mcfe basis as compared to the Company's historical transmission portfolio. Exploration expense increased on a per Mcfe basis for the three months ended September 30, 2021 compared to the same period in 2020 due to the Company's purchase of seismic data following the completion of the Alta Acquisition.

Liquidity
As of September 30, 2021, the Company had $0.7 billion in credit facility borrowings and $0.6 billion of letters of credit outstanding under its $2.5 billion credit facility. The outstanding borrowings under the Company's credit facility were primarily used for collateral and margin deposits associated with the Company's OTC derivative instrument contracts and exchange traded natural gas contracts, which are reported as a current asset on the consolidated balance sheet.

During the third quarter of 2021, the Company amended agreements with six of its largest OTC hedge counterparties to permanently or temporarily reduce or eliminate its margin posting obligations associated with the Company's OTC derivative instrument contracts with such OTC hedge counterparties. The purpose of such amendments was to mitigate the amount of cash collateral that the Company would otherwise have been required to post based on current NYMEX strip pricing. As of October 22, 2021, the Company's margin balance on its existing hedge portfolio, including both OTC and broker margin balances, was approximately $0.4 billion, compared to approximately $0.5 billion as of June 30, 2021, despite a significant increase in natural gas prices between June 30, 2021 and October 22, 2021.

As of October 22, 2021, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to request of the Company pursuant to the Company's OTC derivative instruments, midstream services contracts and other contracts. As of October 22, 2021, such amounts could be up to approximately $1.1 billion, inclusive of letters of credit, OTC derivative instrument margin deposits and other collateral posted of approximately $0.8 billion in the aggregate.

STRATEGIC UPDATE - FIRM TRANSPORTATION OPTIMIZATION
The Company entered into several strategic firm transportation (FT) optimization strategies to enhance margins and reduce its FT costs during the third quarter of 2021. As further described below, the Company entered into an Asset Management Agreement (AMA) to sell-down a portion of its Mountain Valley Pipeline (MVP) FT capacity, while also securing additional premium FT capacity to the Midwest. In the aggregate, the Company expects these arrangements to lower its go-forward FT costs by approximately $0.05 per Mcfe, while simultaneously improving realized pricing.

During the third quarter of 2021, the Company and an Investment Grade Entity (IGE) agreed to a new long-term AMA related to the Company’s MVP FT. Under the terms of the AMA, the Company has agreed to deliver and sell up to 525,000 Dth per day (45% of remaining MVP FT throughput) to the IGE for a period of up to six years while managing and utilizing the MVP capacity. All volumes sold in conjunction with this AMA will be certified as responsibly sourced gas (RSG) by a third-party independent auditor. The AMA start date will coincide with the first full month of MVP being in service. The IGE will be responsible for all MVP credit, reservation rates, and fees related to this transaction. The AMA is subject to certain conditions precedent being met in a timely manner. This transaction meaningfully reduces the Company’s FT costs on an annual basis while retaining a path for its production to access premium Southeast markets.

Additionally, the Company and Rockies Express Pipeline (REX) agreed to a new long-term FT agreement during the third quarter of 2021, that commenced on September 1, 2021, and will be in effect through March 31, 2034. The total firm daily quantity subscribed to in conjunction with this new contract is 205,000 Dth per day. This new capacity will allow the Company to increase physical deliveries to premium Midwest and Rockies markets with a substantial portion of the contract having firm delivery rights as far west as Cheyenne, WY. In addition, the Company and REX agreed to a significantly discounted reservation rate on the covered capacity through March 2025, which is anticipated to allow the Company to realize material pricing uplift during the initial 43 months of the contract. Beginning October 1, 2021, the Company now holds a total of 930,000 Dth per day of FT on REX.

OPERATIONAL UPDATE
The Company is in the latter stages of integrating the assets it acquired in the Alta Acquisition and is on-track to complete all operational integration tasks by the end of 2021 and fully assimilate all administrative functions during the first quarter of 2022. The Company has leveraged its modern, proven integration framework, to enable it to consistently execute successful integration activities and maximize the full potential of acquired assets.

During the third quarter of 2021, the Company averaged approximately $730 per foot in the southwest PA Marcellus, with year-to-date 2021 well costs averaging approximately $680 per foot. The increase in well cost per foot during the third quarter of 2021 was primarily driven by costs associated with produced water management, whereas the Company's optimization of water logistics resulted in a shift in planned costs out of lease operating expenses and into capital expenditures. On a net basis, these actions were economically beneficial and accretive to free cash flow. The Company expects fourth quarter and full-year 2021 southwest PA Marcellus well costs to average approximately $675 per foot, in-line with its full-year 2021 well cost target.

The tables below reflect the Company’s operational activity during the third quarter 2021 and planned activity for the fourth quarter 2021.

Wells Drilled (SPUD)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E
Net Wells	—	—	1	8	15	7	—	1
Net Avg. Lateral (ft.)	—	—	11,850	11,350	16,360	13,180	—	12,960

Wells Horizontally Drilled
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E
Net Wells	12	26	3	5	9	—	—	1
Net Avg. Lateral (ft.)	15,320	11,820	12,700	12,190	12,820	—	—	12,060

Wells Completed (Frac)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E
Net Wells	21	16	2	3	—	14	—	—
Net Avg. Lateral (ft.)	10,960	10,960	11,700	8,800	—	12,130	—	—

Wells Turned-in-Line (TIL)
	SWPA Marcellus		NEPA Marcellus		WV Marcellus		OH Utica
	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E	3Q21A	4Q21E
Net Wells	24	12	7	5	9	8	—	—
Net Avg. Lateral (ft.)	11,210	12,470	10,730	9,900	9,890	12,050	—	—

2021 GUIDANCE

Production	Q4 2021	Full-Year 2021
Total sales volume (Bcfe)	510 - 540	1,840 - 1,870
Liquids sales volume, excluding ethane (Mbbls)	3,100 - 3,200	12,225 - 12,325
Ethane sales volume (Mbbls)	1,575 - 1,675	6,075 - 6,175
Total liquids sales volume (Mbbls)	4,675 - 4,875	18,300 - 18,400

Btu uplift (MMbtu / Mcf)	1.045 - 1.055	1.045 - 1.055

Average differential ($ / Mcf)	($0.80) - ($0.70)	($0.70) - ($0.60)

Resource Counts
Top-hole Rigs		1 - 2
Horizontal Rigs		2 - 3
Frac Crews		3 - 4

Per Unit Operating Costs ($ / Mcfe)
Gathering	$0.65 - $0.67	$0.66 - $0.68
Transmission	$0.26 - $0.28	$0.27 - $0.29
Processing	$0.09 - $0.11	$0.09 - $0.11
LOE, excluding production taxes	$0.06 - $0.08	$0.06 - $0.08
Production taxes	$0.04 - $0.06	$0.04 - $0.06
SG&A	$0.09 - $0.11	$0.10 - $0.12
Total per unit operating costs	$1.19 - $1.31	$1.22 - $1.34

Adjusted interest expense ($ / Mcfe) (a)		$0.14 - $0.15

Financial ($ Billions)
Adjusted EBITDA (a)		$2.375 - $2.425
Adjusted operating cash flow (a)		$2.025 - $2.075
Capital expenditures (b)	$0.300 - $0.350	$1.075 - $1.125
Free cash flow (a)		$0.925 - $0.975

Based on NYMEX natural gas price of $3.91 per MMbtu as of October 15, 2021.

(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why the Company is unable to provide a projection of its 2021 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2021 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.
(b) Excludes amounts attributable to noncontrolling interests.

Third Quarter 2021 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Thursday October 28, 2021 and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of October 22, 2021)
The Company’s total natural gas production NYMEX hedge positions are:

	2021 (a)	2022	2023	2024
Swaps:
Volume (MMDth)	314	1,102	166	2
Average Price ($/Dth)	$2.39	$2.59	$2.53	$2.67
Calls – Net Short:
Volume (MMDth)	86	406	77	15
Average Short Strike Price ($/Dth)	$2.92	$2.98	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	53	183	69	15
Average Long Strike Price ($/Dth)	$2.58	$2.68	$2.40	$2.45
Fixed Price Sales (b):
Volume (MMDth)	17	4	3	—
Average Price ($/Dth)	$2.49	$2.38	$2.38	$—

(a) October 1 - December 31, 2021.
(b) The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2021 (October 1 - December 31), 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 5 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

During the third quarter of 2021 and during the period beginning October 1, 2021 and ending October 22, 2021, the Company purchased $54 million and $18 million, respectively, of winter calls to reposition its 2021 and 2022 hedge portfolio to provide incremental upside participation in rising natural gas prices and to further mitigate potential incremental margin posting requirements. These positions cover approximately 149 MMDth in 2021 and 2022 and have been excluded from the table above. In addition, during the third quarter of 2021, the Company purchased $3 million of 2022 swaptions. If exercised, these positions will be converted into approximately 37 MMDth of swaps and have been excluded from the table above.

NON-GAAP DISCLOSURES

Adjusted Net Income (Loss) Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income (loss) attributable to EQT is defined as net loss attributable to EQT Corporation, excluding (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net income (loss) attributable to EQT divided by diluted weighted average common shares outstanding. Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net income (loss) attributable to EQT and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted net income (loss) attributable to EQT and adjusted EPS should not be considered as alternatives to net loss attributable to EQT Corporation or diluted loss per share presented in accordance with GAAP.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net loss attributable to EQT Corporation and diluted loss per share, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands, except per share information)
Net loss attributable to EQT Corporation	$(1,980,117)	$(600,640)	$(2,957,092)	$(1,030,854)
Add (deduct):
(Gain) loss on sale/exchange of long-lived assets	(391)	4,662	(18,414)	102,721
Impairment and expiration of leases	41,109	50,449	83,500	145,496
Loss on derivatives not designated as hedges	3,257,237	427,182	4,791,582	11,320
Net cash settlements (paid) received on derivatives not designated as hedges	(619,864)	252,089	(729,445)	813,218
Premiums (paid) received for derivatives that settled during the period	(9,155)	2,083	(28,460)	604
Other operating expenses (a)	38,766	6,531	53,434	11,276
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(43,184)	(3,801)	(66,861)	303,844
Loss on debt extinguishment	—	3,749	9,756	20,712
Seismic data purchase	19,750	—	19,750	—
Non-cash interest expense (amortization)	8,237	7,035	23,310	14,776
Tax impact of non-GAAP items (b)	(669,755)	(187,443)	(1,035,192)	(251,309)
Adjusted net income (loss) attributable to EQT	$42,633	$(38,104)	$145,868	$(45,419)
Diluted weighted average common shares outstanding	361,054	255,589	308,890	255,516
Diluted loss per share	$(5.55)	$(2.35)	$(9.70)	$(4.03)
Adjusted EPS	$0.12	$(0.15)	$0.47	$(0.18)

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

(b)The tax impact of non-GAAP items represents the incremental tax (expense) benefit that would have been incurred had these items been excluded from net loss attributable to EQT Corporation, which resulted in blended tax rates of 24.9% and 25.0% for the three months ended September 30, 2021 and 2020, respectively, and 25.0% and 20.3% for the nine months ended September 30, 2021 and 2020, respectively. The 2021 rate differs from the Company's statutory tax rate primarily due to state taxes, including valuation allowances limiting certain state tax benefits and

West Virginia tax legislation enacted on April 13, 2021 that changed the way taxable income is apportioned to West Virginia for tax years beginning on or after January 1, 2022. The 2020 rate differs from the Company's statutory tax rate primarily due to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net loss, excluding interest expense, income tax benefit, depreciation and depletion, amortization of intangible assets, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net loss, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands)
Net loss	$(1,979,516)	$(600,640)	$(2,957,067)	$(1,030,854)
Add (deduct):
Interest expense	80,349	69,154	232,434	196,914
Income tax benefit	(662,915)	(225,757)	(1,025,255)	(295,938)
Depreciation and depletion	442,876	341,027	1,200,280	1,021,649
Amortization of intangible assets	—	7,478	—	22,433
(Gain) loss on sale/exchange of long-lived assets	(391)	4,662	(18,414)	102,721
Impairment and expiration of leases	41,109	50,449	83,500	145,496
Loss on derivatives not designated as hedges	3,257,237	427,182	4,791,582	11,320
Net cash settlements (paid) received on derivatives not designated as hedges	(619,864)	252,089	(729,445)	813,218
Premiums (paid) received for derivatives that settled during the period	(9,155)	2,083	(28,460)	604
Other operating expenses (a)	38,766	6,531	53,434	11,276
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(43,184)	(3,801)	(66,861)	303,844
Loss on debt extinguishment	—	3,749	9,756	20,712
Seismic data purchase	19,750	—	19,750	—
Adjusted EBITDA	$565,062	$334,206	$1,565,234	$1,136,172

(a)Other operating expenses includes transaction costs, reorganization costs, changes in legal reserves including settlements and other costs which affect the comparability of results or that are not indicative of trends in the ongoing business.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures, excluding capital expenditures attributable to noncontrolling interests. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands)
Net cash provided by operating activities	$48,108	$184,456	$491,502	$1,131,577
Decrease (increase) in changes in other assets and liabilities	347,981	110,233	796,618	(103,516)
Adjusted operating cash flow	$396,089	$294,689	$1,288,120	$1,028,061
Less: capital expenditures	(297,712)	(247,969)	(781,427)	(812,801)
Add: capital expenditures attributable to noncontrolling interests	682	—	5,739	—
Free cash flow	$99,059	$46,720	$512,432	$215,260

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands, unless noted)
Total operating revenues	$(1,464,838)	$172,127	$(775,031)	$1,806,258
Add (deduct):
Loss on derivatives not designated as hedges	3,257,237	427,182	4,791,582	11,320
Net cash settlements (paid) received on derivatives not designated as hedges	(619,864)	252,089	(729,445)	813,218
Premiums (paid) received for derivatives that settled during the period	(9,155)	2,083	(28,460)	604
Net marketing services and other	(8,349)	(317)	(23,646)	(4,613)
Adjusted operating revenues	$1,155,031	$853,164	$3,235,000	$2,626,787

Total sales volume (MMcfe)	495,013	366,138	1,330,798	1,096,855
Average realized price ($/Mcfe)	$2.33	$2.33	$2.43	$2.39

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization)

that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands, unless noted)
Interest expense	$80,349	$69,154	$232,434	$196,914
Less: Non-cash interest expense (amortization)	8,237	7,035	23,310	14,776
Adjusted interest expense	$72,112	$62,119	$209,124	$182,138

Total sales volume (MMcfe)	495,013	366,138	1,330,798	1,096,855
Adjusted interest expense per unit ($/Mcfe)	$0.15	$0.17	$0.16	$0.17

The table below reconciles the full-year 2021 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2021
	(Thousands, unless noted)
Interest expense	$300,000	$315,000
Less: Non-cash interest expense (amortization)	32,000	32,000
Adjusted interest expense	$268,000	$283,000

Forecasted sales volume (MMcfe)	1,870,000	1,840,000
Adjusted interest expense per unit ($/Mcfe)	$0.14	$0.15

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

	September 30, 2021	December 31, 2020
	(Thousands)
Current portion of debt	$12,441	$154,161
Credit facility borrowings (a)	704,000	300,000
Senior notes (b)	5,377,439	4,371,467
Note payable to EQM Midstream Partners, LP	95,728	99,838
Total debt	6,189,608	4,925,466
Less: Cash and cash equivalents	22,792	18,210
Net debt	$6,166,816	$4,907,256

(a)As of September 30, 2021, the outstanding borrowings under the Company's credit facility were primarily used for collateral and margin deposits of approximately $713 million associated with the Company's OTC derivative instrument contracts and exchange traded natural gas contracts, which are reported as a current asset on the consolidated balance sheet. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 for further discussion.

(b)As of September 30, 2021 and December 31, 2020, the carrying amount of the convertible senior notes was $376 million and $360 million, respectively. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements
Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs and the number of frac crews); projections of wells SPUD, horizontally drilled, completed and turned-in-line; projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected well costs and unit costs; the projected benefits, including anticipated reductions in FT costs, associated with the Company’s agreements covering FT capacity on MVP and REX; the Company's ability to successfully implement and execute its operational, organizational, technological and ESG-related initiatives, including the projected timing of achieving net zero Scope 1 and Scope 2 GHG emissions, and the Company's ability to achieve the anticipated results of such initiatives; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; potential acquisition transactions or other strategic transactions, the timing thereof and the Company’s ability to achieve the intended operational, financial and strategic benefits from any such transactions; the Company’s ability to successfully integrate the assets acquired in the Alta Acquisition, including the timing of completion of such integration; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected dividends, if any; projected free cash flow, adjusted interest expense, adjusted operating cash flow, and adjusted EBITDA; liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile, and the timing of achieving such improvements, if at all; the Company’s hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$1,784,050	$598,992	$3,992,905	$1,812,965
Loss on derivatives not designated as hedges	(3,257,237)	(427,182)	(4,791,582)	(11,320)
Net marketing services and other	8,349	317	23,646	4,613
Total operating revenues	(1,464,838)	172,127	(775,031)	1,806,258
Operating expenses:
Transportation and processing	494,897	427,691	1,404,697	1,273,161
Production	57,823	39,670	152,599	118,379
Exploration	20,495	3,160	23,223	4,959
Selling, general and administrative	49,113	51,654	143,972	129,933
Depreciation and depletion	442,876	341,027	1,200,280	1,021,649
Amortization of intangible assets	—	7,478	—	22,433
(Gain) loss on sale/exchange of long-lived assets	(391)	4,662	(18,414)	102,721
Impairment and expiration of leases	41,109	50,449	83,500	145,496
Other operating expenses	38,766	6,531	53,434	11,276
Total operating expenses	1,144,688	932,322	3,043,291	2,830,007
Operating loss	(2,609,526)	(760,195)	(3,818,322)	(1,023,749)
Gain on Equitrans Share Exchange	—	—	—	(187,223)
(Income) loss from investments	(43,184)	(3,801)	(66,861)	303,844
Dividend and other income	(4,260)	(2,900)	(11,329)	(31,204)
Loss on debt extinguishment	—	3,749	9,756	20,712
Interest expense	80,349	69,154	232,434	196,914
Loss before income taxes	(2,642,431)	(826,397)	(3,982,322)	(1,326,792)
Income tax benefit	(662,915)	(225,757)	(1,025,255)	(295,938)
Net loss	(1,979,516)	(600,640)	(2,957,067)	(1,030,854)
Less: Net income attributable to noncontrolling interest	601	—	25	—
Net loss attributable to EQT Corporation	$(1,980,117)	$(600,640)	$(2,957,092)	$(1,030,854)

Loss per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	356,792	255,589	304,961	255,516
Net loss	$(5.55)	$(2.35)	$(9.70)	$(4.03)
Diluted:
Weighted average common stock outstanding	356,792	255,589	304,961	255,516
Net loss	$(5.55)	$(2.35)	$(9.70)	$(4.03)

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	464,574	348,136	1,249,140	1,043,126
NYMEX price ($/MMBtu)	$4.02	$1.97	$3.23	$1.88
Btu uplift	0.19	0.11	0.17	0.10
Natural gas price ($/Mcf)	$4.21	$2.08	$3.40	$1.98

Basis ($/Mcf) (a)	$(0.76)	$(0.48)	$(0.54)	$(0.35)
Cash settled basis swaps not designated as hedges ($/Mcf)	(0.05)	0.01	(0.05)	0.01
Average differential, including cash settled basis swaps ($/Mcf)	$(0.81)	$(0.47)	$(0.59)	$(0.34)
Average adjusted price ($/Mcf)	$3.40	$1.61	$2.81	$1.64
Cash settled derivatives not designated as hedges ($/Mcf)	(1.20)	0.72	(0.49)	0.77
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.20	$2.33	$2.32	$2.41
Natural gas sales, including cash settled derivatives	$1,021,529	$811,122	$2,891,452	$2,513,128

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	16,504	10,661	47,262	32,053
Sales volume (Mbbl)	2,751	1,777	7,877	5,342
Price ($/Bbl)	$49.39	$19.83	$40.67	$17.33
Cash settled derivatives not designated as hedges ($/Bbl)	(16.35)	—	(9.82)	(0.17)
Average price, including cash settled derivatives ($/Bbl)	$33.04	$19.83	$30.85	$17.16
NGLs sales	$90,877	$35,227	$243,057	$91,648
Ethane:
Sales volume (MMcfe) (b)	10,546	6,442	26,936	18,540
Sales volume (Mbbl)	1,758	1,074	4,490	3,090
Price ($/Bbl)	$9.22	$2.94	$7.64	$3.35
Ethane sales	$16,202	$3,153	$34,296	$10,339
Oil:
Sales volume (MMcfe) (b)	3,389	899	7,460	3,136
Sales volume (Mbbl)	565	150	1,243	523
Price ($/Bbl)	$46.79	$24.43	$53.24	$22.32
Oil sales	$26,423	$3,662	$66,195	$11,672

Total liquids sales volume (MMcfe) (b)	30,439	18,002	81,658	53,729
Total liquids sales volume (Mbbl)	5,074	3,001	13,610	8,955
Total liquids sales	$133,502	$42,042	$343,548	$113,659

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$1,155,031	$853,164	$3,235,000	$2,626,787
Total sales volume (MMcfe)	495,013	366,138	1,330,798	1,096,855
Average realized price ($/Mcfe)	$2.33	$2.33	$2.43	$2.39

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with our firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.